Effective Date: February ___, 2002


American International Life Assurance Company of New York
80 Pine Street
New York, NY 10005

AIG Life Insurance Company
One Alice Plaza
600 King Street
Wilmington, DE 19801

Attention:  Mr. Mutch Ali

Re:  Master Shareholder Services Agreement
     for the Franklin Templeton Funds

      We understand that you currently provide recordkeeping and administrative services to certain Contract Owners ("Contract Owners").

      As principal underwriter and transfer agent, respectively, for the open-end investment companies listed in Exhibit A (collectively the "Funds" or individually a "Fund"), we desire to enter into an Agreement with you for the servicing of certain shareholders of, and the administration of certain shareholder accounts in, the Funds. Such shareholders and accounts are those which have been established on behalf of the Contract Owners which meet the criteria stated in each Fund's prospectus to purchase Class A and/or Class R shares of the Funds. These criteria, which also describe the conditions under which Class A and/or Class R shares may be purchased, are set forth in each Fund's prospectus and statement of additional information, which may be amended from time to time. The terms and conditions of the Agreement shall be as follows:

Such shareholders and accounts are those which have been established on behalf of the Contract Owners which meet the criteria stated in each Fund's prospectus to purchase shares of the Funds at net asset value. These criteria are set forth in the Funds' prospectuses, which may be amended from time to time.

      1.A. You shall provide shareholder and administrative services for certain beneficial shareholders of the Funds. Such services shall include, without limitation, some or all of the following: answering inquiries regarding the Funds; assistance in changing account designations and addresses; performance of sub-accounting; establishment and maintenance of shareholder accounts and records; assistance in processing purchase and redemption transactions; providing periodic statements showing a shareholder's account balance and the integration of such statements with those of other transactions and balances in the shareholder's other accounts serviced by you, if any; and such other information and services as we reasonably may request, to the extent you are permitted by applicable statute, rule or regulation to provide such information or services.

      B. Applicable provisions relating to agency services are set forth in Exhibit B.2.

      2. You agree to open and maintain an omnibus account for use by all Contract Owners investing in a particular Fund. We shall instruct each Fund to recognize such omnibus account as a single shareholder and not to maintain separate accounts for each Contract Owner. Neither we, nor the Funds, nor any affiliate thereof (hereinafter "Franklin or Templeton Entity"), shall have any responsibility with respect to administrative services, including tax reporting, for participants in each Contract Owner.

      3. You represent that you have notified the appropriate Contract Owners of the arrangements provided for in this Agreement.

      4.A. You represent and warrant that your performance and receipt of compensation or other benefits under this Agreement will not violate any applicable law, rule or regulation, including federal and state securities laws and the Employee Retirement Income Security Act of 1974.

      B. You also represent that you are registered as a broker and as a transfer agent under the Securities Exchange Act of 1934, as amended, or are not required to be so registered.

      5. Neither you nor any of your employees or agents are authorized to make any representations concerning the shares of the Funds, without our prior written consent, except those contained in, and not taken out of context from, in the then current prospectuses and statements of additional information, and current printed sales literature of the Funds, copies of which will be supplied to you by us upon request. You shall have no authority to act as agent for the Funds or for us except where necessary to perform specific services under this Agreement and as further described on Exhibit B. Any materials which contain the names "Franklin Templeton," "Franklin," "Templeton," or "Mutual Series" (except when these names simply appear in a list of funds) will be subject to review and approval by us, prior to their use with the Contract Owners.

      6. A. You agree to hold harmless and indemnify the Funds, Franklin Templeton Distributors, Inc. ("Distributors"), Franklin Templeton Investor Services, LLC ("Transfer Agent"), and each of their respective employees, officers, directors, trustees and agents from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) (collectively, "Losses"), arising from: (i) your violation of any law, rule or regulation; (ii) your breach of any of the provisions of this Agreement; (iii) any misstatement or omission to state a material fact relating to the Funds by you, your affiliates, employees or agents; and (iv) your cancellation of or correction to, or error in the placing of, an order or instruction for the purchase or redemption of Fund shares.

      You agree that any gain to you attributable to the materially incorrect calculation or reporting of the daily net asset value shall be promptly returned to the Fund. You further agree to make a reasonable effort to recover from the Contract Owners any material Losses incurred by us or the Funds as a result of the forgoing.

      B. Distributors and Transfer Agent agree to hold harmless and indemnify you and your employees, officers, directors, trustees and agents from and against any Losses arising from: (i) our violation of any law, rule or regulation; (ii) our breach of any of the provisions of this Agreement (iii) any misstatement or omission to state a material fact relating to the Funds by us, our affiliates, employees or agents; and (iv) our materially incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate for a Fund.

      C. Notwithstanding the above, no party shall be responsible for any consequential or special Losses.

      D. Notwithstanding any other provisions of this Agreement to the contrary, the parties hereto shall not be responsible for delays or errors caused by acts of God or by circumstances beyond their control, including without limitation, acts of governmental or military authority, national emergencies, labor unrest, mechanical breakdown, insurrection, war, riots, failure or unavailability of transportation, communication or power supply, fire, flood, earthquake or other catastrophe, extreme market volatility or trading volumes.

      7.A. In consideration of the services described herein to be provided by you which consist primarily of providing shareholder/personal services in maintaining the accounts of Contract Owners who invest in Class A or Class R shares of the Funds, you shall be entitled to receive from Distributors such fees as are set forth in each Fund's prospectus. Such services may include distributing Fund prospectuses, annual reports and other Fund related information or communications to Contract Owners investing in the Funds, and answering inquiries regarding the Funds. These fees are paid in accordance with the Funds' Rule 12b-1 plans and may change at any time, in Distributors' discretion or in the discretion of the Funds' boards. In addition, if a securities dealer which has a dealer/selling agreement with Distributors, is requested by a particular Contract Owner to perform these and similar shareholder/personal services, or provides distribution services for the Contract Owner, such dealer would generally be entitled to Rule 12b-1 plan fees. In those circumstances, Distributors would not continue to pay you for such services. Distributors shall provide you with reasonable advance notice of any change in fees payable to you. You agree to waive payment of any shareholder/personal service fees payable to you hereunder, until such time as Distributors is in receipt of such fees from the Funds. Shareholder/personal service fees shall be payable on a quarterly basis, accompanied by a statement showing the calculation of the amounts payable to you.

      B. In consideration of the services to be provided by you which consist primarily of recordkeeping and subaccounting services for Contract Owners investing in Class A or Class R shares of the Funds through the Contracts, similar to those which would be provided by Transfer Agent, the Funds' transfer agent, if each participant invested directly in such Funds, you shall be entitled to receive from Transfer Agent a subaccounting/recordkeeping fee of 15 basis points per annum of the average daily net asset value of the shares invested through your Contract Owners in each quarter. The average daily net assets invested through such arrangements over a three-month period shall be computed in the same manner as each Fund uses to compute its net assets as set forth in its then current Prospectus. Recordkeeping and subaccounting services include establishing and maintaining participant account balances invested in the Funds, processing and accounting for exchanges among fund options, and processing redemptions in accordance with requirements. Such fees may be changed in Transfer Agent's discretion or in the discretion of the Funds' boards of directors or trustees.

      Subaccounting/recordkeeping fees shall be payable on a quarterly basis. At the end of each quarter you shall provide Transfer Agent with a statement ("Statement"), setting forth the total number of Contracts invested in each Fund as of the end of the quarter, along with any other supporting data reasonably requested by Transfer Agent. For any new account(s) established within any given quarter, the account number(s) must be submitted to Transfer Agent no later than five (5) business days prior to the end of the quarter in which the account was established. Payment of subaccounting/recordkeeping fees for a quarter shall be subject to our receipt of a Statement for the prior quarter(s). Upon our request, which may occur no more frequently than annually, you shall have an officer or auditor certify that the Statements provided to us for the prior four quarters are accurate and correct.

      C. For the payment period in which this Agreement terminates, there shall be an appropriate proration of the fees noted above, on the basis of the number of days that the Agreement is in effect during the quarter.

      8. Except as otherwise agreed in writing, you shall bear all expenses incidental to the performance of the services described herein. We shall, however, provide you with such copies of relevant prospectuses for all participants making an initial Fund purchase as well as relevant prospectuses, proxy material, periodic reports to shareholders, and other material as shall be reasonably requested by you to disseminate to Contract Owners.

      9. We reserve the right, in our discretion and without notice, to refuse an order for the purchase of shares or suspend the sale of shares or withdraw the sale of shares of any or all of the Funds if such purchase or sale would violate any applicable federal or state law or for other reasons we deem appropriate.

      10. Upon our request, you shall provide copies of historical records relating to transactions between the Funds and the Contract Owners investing in such Funds, written communications regarding the Funds to or from such Contract Owners and other materials, in each case as may reasonably be requested to enable us or any other designated entity, including, without limitation, auditors, investment advisers or transfer agents for the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. You also agree that you will permit us or the Funds or any other Franklin or Templeton Entity, or any duly designated representative to have reasonable access to your personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

      11. You may delegate your obligation to provide recordkeeping and administrative services under this Agreement to another entity, provided that such entity has all appropriate and necessary licenses, registrations and authorizations to perform the services delegated. Notwithstanding any such delegation, you shall remain responsible for the performance of such services.

      12.A. This Agreement shall become effective as of the date indicated on page one.

      B. This Agreement shall terminate automatically (i) in the event of its "assignment," as defined in Section 2(a)(4) of the Investment Company Act of 1940, as amended; or (ii) as to a Fund, the provisions of paragraph 7A shall terminate in the event that the Fund terminates its 12b-1 plan;

      C. This Agreement may be terminated, as to a Fund, (i) at any time (without the payment of any penalty) upon instruction by a majority of the "non-interested trustees" or "non-interested directors," as relevant, as defined in the 12b-1 plan related to the Fund, or pursuant to a vote of a majority of the outstanding voting securities, as defined in the 12b-1 plan of the Fund or,
(ii) upon no less than seven (7) days advance written notice to you by either Distributors or Transfer Agent, in their discretion. You may terminate this Agreement upon no less than seven (7) days advance written notice to either Distributors or Transfer Agent. Either party may also terminate this Agreement for cause on material violation by the other party of any provision of this Agreement. Failure to terminate for any cause shall not constitute a waiver of any right to terminate at a later date for any such cause. Termination as a result of any cause listed in this paragraph shall not affect the Funds' obligation to furnish shares of the Funds to Contracts then in force for which shares of the Funds serve or may serve as the underlying investment medium unless such further sale of Fund shares is prohibited by law or the SEC or other regulatory body.


      13. In the event this Agreement is terminated, you will not continue to use the Franklin Templeton name or any other words which may be reasonably construed to imply a continuing relationship with us or with the Funds.

      14. This Agreement and any amendments hereto shall not be amended, except by written instrument executed by all parties. This Agreement contains the entire agreement between the parties and supersedes all prior agreements or understandings between the parties relating to the same subject matter.

      15. We acknowledge and agree that you may enter into agreements similar to this Agreement with organizations other than us which also serve as principal underwriters for, or distributors of, or transfer agents for, mutual funds. You acknowledge and agree that, nothing contained herein shall prohibit us, the Funds or any Franklin or Templeton Entity from entering into agreements similar to this Agreement with organizations other than you or from soliciting any employee benefit plan or sponsor thereof to enter into an arrangement with us, the Funds or any other Franklin or Templeton Entity for services similar to those to be provided under this Agreement.

      16. You and we agree to keep confidential all proprietary data, software, processes, information, and documentation related to this Agreement, except as may be necessary or useful to perform obligations under this Agreement or otherwise as may be required by law or agreed to by the parties.

      17. Communications with respect to this Agreement shall be sent as follows:

           If to you, to:  American International Group, Inc.
                           80 Pine Street, 13th Floor
                           New York, NY 10005

                           Attention: Mutch Ali, Management Associate
                                            Pension Investments

           If to us, to:   Franklin Templeton Distributors, Inc.
                           One Franklin Parkway
                           San Mateo, CA 94403-1906

                           Attention:  Gregory E. Johnson, Chairman of the Board

           and:            Franklin Templeton Investor Services, LLC
                           3344 Quality Drive
                           Rancho Cordova, CA 95670

                           Attention:  Basil K. Fox, Jr., President

           with a copy to: Franklin Templeton Investments
                           One Franklin Parkway
                           San Mateo, CA 94403-1906

                           Attention: Norman R. Frisbie, Senior Vice President

      18. This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of California without giving effect to the principles of conflicts of laws and the provisions shall be continuous. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      19. Any controversy arising out of, or relating to, this Agreement or the breach thereof, shall be settled by arbitration in San Mateo, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Unless otherwise agreed, any arbitration hereunder shall be heard by a three-member board of arbitration, with each party hereto selecting an independent arbitrator within thirty (30) days following a notice to arbitrate under this Agreement. If a party fails to select an arbitrator within such time period, the other party may select such arbitrator. The two arbitrators selected above shall select within thirty (30) days after their appointment a third arbitrator. A decision of a majority of arbitrators shall be final and binding upon the parties participating in the arbitration.

                                 FRANKLIN TEMPLETON DISTRIBUTORS, INC.

                                 By: __________________________________________
                                     Gregory E. Johnson, Chairman of the Board


                                 FRANKLIN TEMPLETON INVESTOR SERVICES, LLC

                                 By: __________________________________________
                                     Basil K. Fox, Jr., President

Accepted and agreed to:

AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK


By: _____________________________________________

Name: ___________________________________________

Title: __________________________________________

Date: ___________________________________________


AIG LIFE INSURANCE COMPANY

By: _____________________________________________

Name: ___________________________________________

Title: __________________________________________

Date: ___________________________________________

                                    EXHIBIT A

                            Franklin Templeton Funds
            Participating in Shareholder Servicing Arrangements with
          American International Life Assurance Company of New York and
                           AIG Life Insurance Company
                                and Fee Schedule

      For your convenience, we have listed below the Funds that are subject to this Agreement as of the effective date of this Agreement. The 12b-1 fees for each Fund are stated in each Fund's prospectus. The list of Funds and fees paid are subject to change. In the event of a conflict between the text of the Agreement and this Exhibit, the text of the Agreement shall govern.




         Franklin Adjustable U.S. Government Securities Fund
         Franklin's Age High Income Fund (R)
         Franklin Aggressive Growth Fund (R)
         Franklin Balance Sheet Investment Fund (R)
         Franklin Blue Chip Fund (R)
         Franklin California Growth Fund (R)
         Franklin Cash Reserves Fund
         Franklin Convertible Securities Fund
         Franklin DynaTech Fund
         Franklin Equity Income Fund
         Franklin Global Communications Fund
         Franklin Global Health Care Fund
         Franklin Gold and Precious Metals Fund
         Franklin Growth and Income Fund (R)
         Franklin Growth Fund (R)
         Franklin Income Fund (R)
         Franklin Large Cap Growth Fund (R)
         Franklin MicroCap Value Fund
         Franklin Natural Resources Fund Franklin
         Real Estate Securities Fund
         Franklin Rising Dividends Fund (R)
         Franklin Short-Intermediate U.S. Government Securities Fund Franklin Small Cap Growth Fund II (R)
         Franklin Small Cap Value Fund*

---------------------
*     Franklin Small Cap Value Fund was formerly known as Franklin Value Fund.

** Franklin Small-Mid Cap Growth Fund was formerly known as Franklin Small Cap Growth Fund I.

*** Templeton International (Ex EM) Fund was formerly known as Templeton International Fund.

(R)   Indicates that both Class R and Class A shares are available.

         Franklin Small-Mid Cap Growth Fund ** (R)
         Franklin Strategic Income Fund (R)
         Franklin Technology Fund (R)
         Franklin Templeton Conservative Target Fund (R)
         Franklin Templeton Growth Target Fund (R)
         Franklin Templeton Hard Currency Fund
         Franklin Templeton Moderate Target Fund (R)
         Franklin U.S. Government Securities Fund (R)
         Franklin U.S. Government Securities Money Market Portfolio Franklin Utilities Fund (R)
         Mutual Beacon Fund
         Mutual Discovery Fund (R)
         Mutual European Fund
         Mutual Qualified Fund
         Mutual Shares Fund (R)
         Templeton Developing Markets Trust (R)
         Templeton Foreign Fund (R)
         Templeton Foreign Smaller Companies Fund
         Templeton Global Bond Fund
         Templeton Global Opportunities Trust
         Templeton Global Smaller Companies Fund, Inc.
         Templeton Growth Fund, Inc. (R)
         Templeton International (Ex EM) Fund ***
         Templeton Latin America Fund
         Templeton Pacific Growth Fund
         Templeton World Fund

---------------------
*     Franklin Small Cap Value Fund was formerly known as Franklin Value Fund.

** Franklin Small-Mid Cap Growth Fund was formerly known as Franklin Small Cap Growth Fund I.

*** Templeton International (Ex EM) Fund was formerly known as Templeton International Fund.

(R)   Indicates that both Class R and Class A shares are available.

                                    EXHIBIT B

                     Provisions Relating to Agency Services

      A. You, or your agent or designee, agree, in connection with establishing an account or accounts, to complete a Franklin Templeton Institutional Services Application for each Account registration.

      B. We agree to furnish or cause to be furnished to you, for each Fund (1) confirmed net asset value information as of the close of trading (currently 4:00 p.m. East Coast time, 1:00 p.m. Pacific Coast time) on the New York Stock Exchange (the "Close of Trading") on each business day that the New York Stock Exchange is open for business (each a "Business Day") or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant then current prospectus(es), in a format which includes the Fund's name and the change from the last calculated net asset value, (2) dividend and capital gains information as it arises, and (3) in the case of fixed income funds, the daily accrual or the distribution rate factor. We shall use our best efforts to provide or cause to be provided to you such information by 6:30 p.m. East Coast time, 3:30 p.m. Pacific Coast time.

         C. You, as agent for the Franklin Templeton Funds shall: (1) receive from the Accounts for acceptance as of the Close of Trading on each Business Day (based upon the Accounts' receipt of instructions from Contract Owners prior to the Close of Trading on such Business Days): (a) orders for the purchase of shares of the Funds, (b) exchange orders, and (c) redemption requests and redemption directions with respect to shares of the Funds held by the Contract Owners ("Instructions"); (2) transmit to us such net purchase and/or net redemption Instructions no later than 9:00 a.m. East Coast time, 6:00 a.m. Pacific Coast time on the next following Business Day; and (3) upon acceptance of any such Instructions, communicate such acceptance (a "Confirmation"). The Business Day on which such Instructions are received in proper form by you and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions. Instructions received in proper form by you and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. You warrant that all orders, Instructions and Confirmations received by you which will be transmitted to us for processing on a Business Day will have been received and time stamped prior to the Close of Trading on that Business Day. Instructions received after the 9 a.m. cut off time set forth above shall be processed on the next Business Day.

      D. You will wire payment, or arrange for payment to be wired by your designated bank, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by us. Such wires must be received no later than the close of the Reserve Bank, which is 6:00 p.m. East Coast time, on the Business Day following the Business Day as of which such purchase orders are made in conformance with Paragraph C.

      E. Generally, when net redemptions of shares of the Funds are the result of Contract Owners exchanges among investment alternatives offered we will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by you, as indicated on the original application for Contract Owners investing in the Funds or as amended in writing, as soon as possible but in any event no later than 1:00 p.m. East Coast time, 10:00 a.m. Pacific Coast time on the Business Day as of which such redemption orders are communicated to us, in conformance with Paragraph C. However, when redemptions (and to the extent such redemptions) are the result of a decision to eliminate a Fund as an investment choice or when redemption amounts exceed the lesser of $1,000,000.00 or 50% of the amount invested by a Contract in a Fund, we reserve the right to delay settlement in accordance with standard securities transactions settlement guidelines of the Securities and Exchange Commission as then in effect.

      F. Each party shall notify the other of any errors or omissions in any information including the net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. You agree to maintain reasonable Errors and Omissions insurance coverage commensurate with your responsibilities under this Agreement.

                                       B-2